(m)(2)(A)(iii)

May 1, 2011

ING Investors Trust

7337 East Doubletree Ranch Road

Scottsdale, Arizona 85258

Re:                               Reduction in Fee Payable under the ING Investors Trust Second Amended and Restated Shareholder Service and Distribution Plan

Ladies and Gentlemen:

ING Funds Distributor, LLC (“IFD”) hereby waives a portion of the distribution fee payable to IFD for ING Stock Index Portfolio, a series of ING Investors Trust (“IIT”), pursuant to the IIT Second Amended and Restated Shareholder Service and Distribution Plan (the “Distribution Plan”) in an amount equal to 0.22% per annum on the average daily net assets attributable to Adviser Class Shares as if the distribution fee specified in the Distribution Plan were 0.28%.  By this letter, we agree to waive that fee for the period May 1, 2011 through May 1, 2012.

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Sincerely,

/s/ Todd Modic
Todd Modic
Senior Vice President

Agreed and Accepted:
ING Investors Trust

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President

7337 E. Doubletree Ranch Rd. Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2744 www.ingfunds.com	ING Funds Distributor, LLC